Exhibit 99.3

Date

First National Shareholder
Address
City, State Zip Code

Dear Name of Shareholder:

        We are pleased to share the attached press release with you, announcing that we have reached a merger agreement with Coastal Banking Company, Inc. of Beaufort, South Carolina. Coastal is the holding company for Lowcountry National Bank, a community bank with an operational and growth strategy very much like that of First National.

        We are excited by the opportunity to expand our presence into South Carolina by partnering with a bank that is so similar to First National in its approach to the community banking paradigm.

        This is essentially a merger of equals that, with shareholder and regulatory approval, will give us combined assets of approximately $300 million and substantially increase the limits of our commercial loan activities. As a shareholder in First Capital Bank Holding Corporation, you will realize a tremendous benefit in the liquidity that will come with holding publicly traded shares in Coastal Banking Company, Inc.

        As you will note in the press release, we see this as just the beginning of a plan to grow our business and provide the value you as a shareholder expect.

        If you would like more information on Coastal Banking Company, you may visit their Web site at www.coastalbanking.com or the Lowcountry National Bank's Web site at www.lowcountrybank.com. As always, if you have any questions or comments we would be happy to hear from you.

Sincerely,

Suellen R. Garner Chairman	Michael G. Sanchez President and CEO